EXHIBIT 99.1

Sucampo Reports Third Quarter 2015 Financial Results and Provides Corporate Update

AMITIZA Revenue Performance Drives Income Growth

R-Tech Ueno Tender Offer Achieved Threshold; Sucampo Closed on Debt Financing

Company Reiterates 2015 Earnings Guidance

Company to Host Conference Call Today at 8:30 a.m. EST

ROCKVILLE, Md., Nov. 4, 2015 (GLOBE NEWSWIRE) -- Sucampo Pharmaceuticals, Inc. (Sucampo) (NASDAQ:SCMP), a global biopharmaceutical company, today reported consolidated financial results for the third quarter ended September 30, 2015.

For the three months ended September 30, 2015, Sucampo reported year-over-year growth of 6% to $33.4 million in total revenue. Excluding a one-time $2.5 million milestone payment earned in the third quarter of 2014 as a result of net sales of AMITIZA in Japan, year-over-year total revenue growth was 16%. Product sales revenue increased to $11.0 million, representing 20% year-over-year growth excluding the 2014 milestone payment. Product royalty revenue grew 15% year-over-year to $19.3 million. Sucampo reported net income of $7.2 million and diluted earnings per share (EPS) of $0.16 during the third quarter of 2015, compared to net income of $1.5 million and diluted EPS of $0.03 in the same period in 2014.

"At Sucampo, we continue to be excited about our progress driven by the strong performance of our flagship brand, AMITIZA," said Peter Greenleaf, Chief Executive Officer of Sucampo. "In the third quarter, we delivered year-over-year earnings growth driven by AMITIZA sales in the U.S. and Japan, and we embarked upon our first strategic transaction with our tender offer for R-Tech Ueno, which we completed in October. We expect the acquisition of R-Tech Ueno to be immediately accretive to our financial results, to increase our revenue from AMITIZA and to expand our product development pipeline with product candidates across multiple different diseases of high unmet medical need, such as the vascular adhesion protein inhibitor program which may hold promise in nonalcoholic steatohepatitis (NASH) and chronic obstructive pulmonary disease (COPD)."

Third Quarter 2015 Operational Review

AMITIZA

United States

  AMITIZA total prescriptions were approximately 379,000, an increase of 10% compared to the third quarter of 2014. Net sales of AMITIZA, reported by Takeda Pharmaceuticals U.S.A., Inc. (Takeda) for royalty calculation purposes, increased 15% to $101.7 million for the third quarter of 2015, compared to $88.5 million in the same period of 2014.

Global Markets

  In Japan, Sucampo's revenue from sales of AMITIZA to Mylan N.V. continued to grow, increasing 16% to $10.3 million for the third quarter of 2015, compared to $8.9 million in the same period of 2014.
  In October 2015, Health Canada approved AMITIZA for chronic idiopathic constipation (CIC) in adults. AMITIZA will be marketed in Canada by Takeda.
  Following a recommendation for marketing authorization for AMITIZA for the treatment of CIC in early 2015, Spain issued marketing authorization in the third quarter, joining Ireland, Luxembourg, the Netherlands, Belgium, Austria, Germany, and Italy.

Corporate

  In August 2015, Sucampo launched, through its wholly-owned Japanese subsidiary, an all-cash tender offer in Japan to acquire up to 56% of the outstanding shares of R-Tech Ueno (TSE:4573:JP). Separately, Sucampo entered into a share purchase agreement with the founders of R-Tech Ueno, who are also Sucampo's founders, and a related entity to acquire the remaining 44% of R-Tech Ueno shares. Both transactions closed successfully in October 2015, resulting in Sucampo's acquisition of approximately 98% of R-Tech's shares. Sucampo will acquire the remaining outstanding shares of R-Tech Ueno through a squeeze-out process under Japanese law, which is expected to conclude in early December. The total purchase price for all outstanding R-Tech Ueno shares—including the tender offer, private share purchase, and squeeze out—is 32.8 billion Japanese Yen (JPY), or approximately $275 million.

The R-Tech Ueno acquisition is expected to provide a number of strategic benefits to Sucampo, including:

  Immediate accretion to revenue, earnings and operating cash flows;
  Manufacturing and supply chain control, with resulting efficiencies in cost of goods sold; and
  Expansion of Sucampo's product pipeline and diversification in major therapeutic areas.
  In October 2015, Timothy P. Walbert was appointed to Sucampo's Board of Directors.

Research and Development

  In September 2015, Sucampo initiated a phase 2a clinical trial of cobiprostone oral spray for the prevention of oral mucositis in patients suffering from head and neck cancer receiving concurrent radiation and chemotherapy.

Third Quarter 2015 Financial Review

  Net income was $7.2 million for the third quarter of 2015 compared to net income of $1.5 million in the same period in 2014. Diluted EPS for the third quarter of 2015 was $0.16 compared to diluted EPS of $0.03 in the same period in 2014. Income from operations for the third quarter of 2015 was $11.7 million compared to operating income of $3.6 million in the same period in 2014. Adjusted EBITDA, defined as net income before interest, taxes, depreciation, amortization, stock-based compensation expense and intangible impairment, was $13.0 million for the third quarter of 2015 compared to $10.0 million in the same period in 2014, an increase of 31%. A reconciliation of adjusted EBITDA to income from operations, the most directly comparable GAAP financial measure, is included in the tables below.
  Total revenues were $33.4 million for the third quarter of 2015 compared to $31.5 million in the same period in 2014, an increase of 6%. The increase was primarily due to the growth of AMITIZA sales in Japan and higher product royalty revenue on AMITIZA net sales in the U.S. These increases were offset by a $2.5 million milestone payment earned in the third quarter of 2014 upon the first occurrence of annual net sales of AMITIZA for CIC exceeding 5.0 billion JPY. There were no milestone payments earned in the third quarter of 2015.
  Costs of goods sold were $5.3 million for the third quarter of 2015 compared to $5.0 million for the same period in 2014, an increase of 6%. The increase was primarily due to increased AMITIZA sales in Japan.
  Research and development expenses were $8.4 million for the third quarter of 2015 compared to $5.3 million for the same period of 2014, an increase of 58%. The increase was primarily due to increased activity on our product development programs, mainly those related to cobiprostone for PPI-refractory non-erosive reflux disease/ symptomatic gastro-esophageal reflux disease and AMITIZA for pediatric functional constipation. A portion of our research and development expenses for this AMITIZA program is reimbursed by Takeda and reported separately as research and development revenue.
  General and administrative expenses were $7.8 million for the third quarter of 2015 compared to $8.1 million for the same period of 2014, a decrease of 5%. The decrease was primarily due to lower legal fees due to settlement of our patent infringement lawsuit against Par Pharmaceutical, offset in part by an increase in stock-based compensation expense.
  Selling and marketing expenses were $0.4 million for the third quarter of 2015 compared to $3.8 million for the same period of 2014, a decrease of 90%. The decrease was primarily due to the reduction in our direct commercial operations in the U.S. and Europe in the fourth quarter of 2014.
  The effective tax rate for the third quarter of 2015 was 37%, compared to 61% in the same period of 2014. The effective rate for the quarter is based on a projection of the full year rate. The reduction in tax rate is due to the timing of the allowable deduction for intangible impairment expense, together with the effect on the treatment of non-U.S. income following the reduction in holdings of Sucampo's founding stockholders below 50% of Sucampo's outstanding shares, which occurred in the first quarter of 2015.
  Sucampo's results of operations for the prior year quarter included a $5.6 million impairment charge related to RESCULA® (unoprostone isopropyl), a product that Sucampo returned to R-Tech Ueno in May 2015 and is no longer marketing for any indications.

Cash, Cash Equivalents, Restricted Cash and Marketable Securities

For the quarter ended September 30, 2015, cash provided by operating activities was $24.2 million, compared to $7.5 million for the same period in 2014.

At September 30, 2015, cash, cash equivalents, restricted cash and investments were $136.6 million compared to $110.0 million at December 31, 2014. At September 30, 2015 and December 31, 2014, notes payable were $21.7 million and $25.8 million, respectively, including current portions of $8.4 million and $8.2 million, respectively.

Subsequent to September 30, 2015, in connection with its acquisition of R-Tech Ueno, Sucampo entered into a credit facility with institutional lenders allowing for term loans in the aggregate amount of $250.0 million. The loans under the credit facility bear interest at LIBOR (subject to a 1% floor) plus 7.25% or base rate (subject to a 2% floor) plus 6.25%, and are payable in quarterly installments beginning in March 2016 and continuing until September 2021, with a final installment due in October 2021. Amounts due under the credit facility are also subject to annual mandatory prepayments based on cash flows.

Guidance

Sucampo today reiterated its earnings guidance for the full year ending December 31, 2015. Sucampo expects full year 2015 GAAP net income to be in the range of $30.0 million to $35.0 million, or $0.65 to $0.75 per diluted share.

Sucampo is amending its guidance for 2016, which was provided at the time of the announcement of the R-Tech Ueno tender offer in August 2015. The 2016 amended guidance includes interest expense and debt costs related to the acquisition, which were excluded as previously noted. For full year 2016, excluding any projected amortization of intangibles and purchase accounting entries related to the acquisition, Sucampo expects to achieve net income of $45.0 million to $50.0 million, earnings per share of $0.97 to $1.07, and adjusted EBITDA of $100.0 million to $105.0 million. In addition, Sucampo expects to achieve pre-tax operational synergies of approximately $11.4 million on an annualized basis in 2016.

Additionally, Sucampo is issuing revenue guidance for 2016. Based on information as of today, Sucampo expects to achieve total GAAP revenues of $195.0 million to $205.0 million for the year ending December 31, 2016.

Non-GAAP Financial Measures

This press release contains non-GAAP earnings, which is GAAP net income before interest, tax, depreciation, amortization, stock option expense and intangible impairment. Sucampo believes that this non-GAAP measure of financial results provides useful information to management and investors relating to its results of operations. Sucampo's management uses this non-GAAP measure to compare Sucampo's performance to that of prior periods for trend analyses, and for budgeting and planning purposes. Sucampo believes that the use of non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Sucampo's financial measures with other companies in its industry, many of which present similar non-GAAP financial measures to investors, and that it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making.

Management of the company does not consider non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of non-GAAP financial measures is that they exclude significant expenses that are required by GAAP to be recorded in the Sucampo's financial statements. In order to compensate for these limitations, management presents non-GAAP financial measures together with GAAP results. Non-GAAP measures should be considered in addition to results and guidance prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. Reconciliation tables of the most comparable GAAP financial measure to the non-GAAP financial measure used in this press release are included with the financial tables at the end of this release. Sucampo urges investors to review the reconciliation and not to rely on any single financial measure to evaluate the Sucampo's business. In addition, other companies, including companies in our industry, may calculate similarly named non-GAAP measures differently than we do, which limits their usefulness in comparing our financial results with theirs.

Company to Host Conference Call Today

Sucampo will host a conference call and webcast today at 8:30 am EST. To participate on the live call, please dial 877-415-3180 (domestic) or 857-244-7323 (international) and use passcode 25105024, five to ten minutes ahead of the start of the call. A replay of the call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-286-8010 (domestic) or 617-801-6888 (international), passcode 68410149. Investors interested in accessing the live audio webcast of the teleconference may do so at http://www.sucampo.com/investors/events-presentations/ and should log on before the teleconference begins in order to download any software required. The archive of the teleconference will remain available for 30 days.

About AMITIZA® (lubiprostone)

AMITIZA (lubiprostone) is a chloride channel activator that acts locally in the small intestine. By increasing intestinal fluid secretion, lubiprostone increases motility in the intestine, thereby facilitating the passage of stool and alleviating symptoms associated with CIC. Lubiprostone, via activation of apical CIC-2 channels in intestinal epithelial cells, bypasses the antisecretory action of opiates that results from suppression of secretomotor neuron excitability. Activation of CIC-2 by lubiprostone has also been shown to stimulate recovery of mucosal barrier function and reduce intestinal permeability via the restoration of tight junction protein complexes in ex vivo studies of ischemic porcine intestine.

AMITIZA (24 mcg twice daily) is indicated in the U.S. for the treatment of adults with CIC and opioid-induced constipation (OIC) with chronic, non-cancer pain. AMITIZA (8 mcg twice daily) is also approved in the U.S. for irritable bowel syndrome with constipation (IBS-C) in women 18 years of age and older. In Japan, AMITIZA (24 mcg twice daily) is indicated for the treatment of chronic constipation (excluding constipation caused by organic diseases). In Canada, AMITIZA (24 mcg twice daily) is indicated for the treatment of CIC in adults. In the U.K., AMITIZA (24 mcg twice daily) is indicated for the treatment of CIC and associated symptoms in adults, when response to diet and other non-pharmacological measures (e.g. educational measures, physical activity) are inappropriate. In Switzerland, AMITIZA (24 mcg twice daily) is indicated for the treatment of CIC in adults and for the treatment of OIC and associated signs and symptoms such as stool consistency, straining, constipation severity, abdominal discomfort, and abdominal bloating in adults with chronic, non-cancer pain. The efficacy of AMITIZA for the treatment of OIC in patients taking opioids of the diphenylheptane class, such as methadone, has not been established.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is focused on the development and commercialization of medicines that meet major unmet medical needs of patients worldwide. Sucampo has one marketed product – AMITIZA – and a pipeline of product candidates in clinical development. A global company, Sucampo is headquartered in Rockville, Maryland, and has operations in Japan, Switzerland and the U.K. For more information, please visit www.sucampo.com.

The Sucampo logo and the tagline, The Science of Innovation, are registered trademarks of Sucampo AG. AMITIZA is a registered trademark of Sucampo AG.

Follow us on Twitter (@Sucampo_Pharma). Follow us on LinkedIn (Sucampo Pharmaceuticals).

Twitter LinkedIn

Sucampo Forward-Looking Statement

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding financial results for the full years ending December 31, 2015 and 2016, as well as statements about potential future revenue growth, statements regarding the acquisition of R-Tech Ueno and the integration of its business and operations with that of Sucampo, and statements regarding product development, and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the impact of pharmaceutical industry regulation and health care legislation; the ability of Sucampo to continue to develop the market for AMITIZA; the ability of Sucampo to develop, commercialize or license existing pipeline products or compounds or license or acquire non-prostone products or drug candidates; Sucampo's ability to accurately predict future market conditions; dependence on the effectiveness of Sucampo's patents and other protections for innovative products; he risk of new and changing regulation and health policies in the U.S. and internationally; the effects of competitive products on Sucampo's products; risks relating to Sucampo's financing for the R-Tech Ueno acquisition, including the restrictive covenants undertaken by Sucampo as part of the financing; risks related to the squeeze-out of R-Tech Ueno minority stockholders under Japanese law; Sucampo's ability to successfully integrate R-Tech Ueno's operations following the close of the acquisition; and the exposure to litigation and/or regulatory actions.

No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Sucampo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Sucampo's business, particularly those mentioned in the risk factors and cautionary statements in Sucampo's most recent Form 10-K as filed with the Securities and Exchange Commission on March 9, 2015 as well as its filings with the Securities and Exchange Commission on Forms 8-K and 10-Q since the filing of the Form 10-K, all of which Sucampo incorporates by reference.

Sucampo Pharmaceuticals, Inc.
Consolidated Statements of Operations and Comprehensive Income (unaudited)
(in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Research and development revenue	$ 2,714	$ 1,797	$ 7,468	$ 5,281
Product royalty revenue	19,328	16,811	51,209	44,200
Product sales revenue	11,022	11,717	36,678	25,572
Co-promotion revenue	--	936	--	2,021
Contract and collaboration revenue	384	202	2,457	619
Total revenues	33,448	31,463	97,812	77,693

Costs and expenses:
Costs of goods sold	5,286	4,974	18,656	12,163
Intangible assets impairment	--	5,631	--	5,631
Research and development expenses	8,368	5,297	22,285	14,684
General and administrative expenses	7,752	8,117	22,363	23,571
Selling and marketing expenses	385	3,801	1,617	11,461
Total costs and expenses	21,791	27,820	64,921	67,510

Income from operations	11,657	3,643	32,891	10,183
Non-operating income (expense):
Interest income	62	26	155	106
Interest expense	(243)	(384)	(784)	(1,176)
Other income, net	87	519	1,947	143
Total non-operating income (expense), net	(94)	161	1,318	(927)

Income before income taxes	11,563	3,804	34,209	9,256
Income tax provision	(4,327)	(2,324)	(10,989)	(5,410)
Net income	$ 7,236	$ 1,480	$ 23,220	$ 3,846

Net income per share:
Basic	$ 0.16	$ 0.03	$ 0.52	$ 0.09
Diluted	$ 0.16	$ 0.03	$ 0.51	$ 0.09
Weighted average common shares outstanding:
Basic	44,731	43,796	44,576	43,613
Diluted	46,309	43,796	45,939	43,613

Earnings before interest, tax, depreciation & amortization, stock-based compensation and intangible impairment
Income from operations	$ 11,657	$ 3,643	$ 32,891	$ 10,183
Other income, net	87	519	1,947	143
Earnings before interest and tax (EBIT)	11,744	4,162	34,838	10,326
Depreciation and amortization	218	263	433	984
Stock-based compensation	1,054	725	4,007	1,476
Intangibles asset impairment, net of tax	--	4,802	--	4,802
Earnings before interest, tax, depreciation & amortization, stock-based compensation and intangible impairment	$ 13,016	$ 9,952	$ 39,278	$ 17,588

Sucampo Pharmaceuticals, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	September 30,	December 31,
	2015	2014
ASSETS

Current assets:
Cash and cash equivalents	$ 91,505	$ 71,622
Investments, current	38,022	22,393
Product royalties receivable	19,328	18,576
Accounts receivable, net	6,682	5,338
Restricted cash, current	1,927	213
Inventory	296	--
Prepaid expenses and other current assets	3,686	4,182
Total current assets	161,446	122,324

Investments, non-current	5,124	13,540
Property and equipment, net	2,296	763
Intangible assets, net	136	151
Deferred tax assets, non-current	3,136	571
Deferred charge, non-current	1,474	1,695
Restricted cash, non-current	--	2,224
Other assets	160	306
Total assets	$ 173,772	$ 141,574

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 4,936	$ 4,143
Accrued expenses	10,151	8,467
Deferred revenue, current	1,152	2,051
Collaboration obligation	5,552	6,000
Income tax payable	691	1,291
Notes payable, current	8,411	8,240
Other current liabilities	2,581	3,618
Total current liabilities	33,474	33,810

Notes payable, non-current	13,330	17,578
Deferred revenue, non-current	4,586	5,118
Deferred tax liability, non-current	210	820
Other liabilities	4,384	1,936
Total liabilities	55,984	59,262

Preferred stock, $0.01 par value; 5,000,000 shares authorized at September 30, 2015 and December 31, 2014; no shares issued and outstanding at September 30, 2015 and December 31, 2014	--	--
Class A common stock, $0.01 par value; 270,000,000 shares authorized at September 30, 2015 and December 31, 2014; 45,312,051 and 44,602,988 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	453	446
Class B common stock, $0.01 par value; 75,000,000 shares authorized at September 30, 2015 and December 31, 2014; no shares issued and outstanding at September 30, 2015 and December 31, 2014	--	--
Additional paid-in capital	95,749	83,646
Accumulated other comprehensive income	14,411	14,265
Treasury stock, at cost; 524,792 shares at September 30, 2015 and December 31, 2014	(2,313)	(2,313)
Retained earnings (accumulated deficit)	9,488	(13,732)
Total stockholders' equity	117,788	82,312
Total liabilities and stockholders' equity	$ 173,772	$ 141,574
CONTACT: Sucampo Pharmaceuticals, Inc.
         Silvia Taylor
         Senior Vice President, Investor Relations and
         Corporate Affairs
         1-240-223-3718
         staylor@sucampo.com